CONTACT:	Kenneth C. Budde Stewart Enterprises, Inc. 1333 S. Clearview Pkwy. Jefferson, LA 70123 828-345-1954
FOR IMMEDIATE RELEASE
STEWART ENTERPRISES ANNOUNCES DELAY IN THIRD QUARTER
EARNINGS RELEASE DUE TO HURRICANE KATRINA
NEW ORLEANS, LA, August 30, 2005...Stewart Enterprises, Inc. (NASDAQ NMS: STEI ) reported today that its operations located in New Orleans were impacted by Hurricane Katrina. Utilities are limited and access is restricted; however, contingency plans developed several years ago are being implemented while full services are being restored.
“Our first priority is our employees and their families in the communities hit by this powerful storm,” said Chief Executive Officer Kenneth C. Budde. “Operationally, our funeral homes and cemeteries in all communities across America, except for those few located in the directly affected areas of New Orleans and Mobile, continue serving families as usual.
“The timing of this storm damage is particularly unfortunate in that it comes as we are finalizing our third quarter results which would normally be reported next week after the Labor Day weekend. In light of the storm’s impact on our ability to complete all that is necessary to release these third quarter results, we will have to delay our earnings release and the attendant 10-Q as we reassemble our team to complete the preparation, review and filing of this important information. Every effort is being made to release our results as soon as possible,” added Budde.
The Company also reported that its Corporate Headquarters building is intact and relatively unaffected.
Founded in 1910, Stewart Enterprises, Inc. is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 234 funeral homes and 145 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property merchandise and services, both at the time of need and on a preneed basis.
# # #